Exhibit 10.57

Execution Version

THIRD AMENDMENT TO GUARANTEE AGREEMENT

THIS THIRD AMENDMENT TO GUARANTEE AGREEMENT (this “Amendment”), dated as of September 22, 2020 (the “Effective Date”), is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”) and FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation, as guarantor (“Guarantor”).

WITNESSETH:

WHEREAS, FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”) and Buyer have entered into that certain Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 26, 2018, as amended by that certain First Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of June 6, 2018, as amended by that certain Second Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of February 20, 2019, as amended by that certain Third Amendment to Uncommitted Master Repurchase and Securities Contract Agreement and First Amendment to Guarantee Agreement, dated as of December 19, 2019, as amended by that certain Fourth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement and First Amendment to Fee Letter, dated as of February 18, 2020 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”);

WHEREAS, in connection with the Master Repurchase Agreement, Guarantor executed that certain Guarantee Agreement, dated January 26, 2018, in favor of Buyer, as amended by that certain Third Amendment to Uncommitted Master Repurchase and Securities Contract Agreement and First Amendment to Guarantee Agreement, dated as of December 19, 2019 as amended by that Second Amendment to Guarantee Agreement dated as of August 3, 2020 and effective as of March 31, 2020 (as may be further amended, restated, supplement or otherwise modified from time to time, the “Guarantee Agreement”); and

WHEREAS, Guarantor and Buyer wish to modify certain terms and provisions of the Guarantee Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Amendments to the Guarantee Agreement. The Guarantee Agreement is hereby amended as follows:

(a) The following definitions are hereby added to Exhibit A of the Guarantee Agreement in appropriate alphabetical order:

“Non-Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Securitization Indebtedness”: Shall have the meaning set forth in the definition of “Indebtedness” in this Exhibit A.

(b) The definition of “Indebtedness” in Exhibit A of the Guarantee Agreement is hereby deleted in its entirety and replaced with the following:

“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed: (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off–Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligations of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any other obligation of such Person with respect to such Purchased Asset that is senior to such Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all non-recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise. Notwithstanding the foregoing, Indebtedness of a Person shall not include Non-Recourse Indebtedness of any Person arising pursuant to real estate mortgage investment conduits or other similar securitization transactions (“Securitization Indebtedness”) that are not issued by Guarantor, Affiliates of Guarantor, Advisor and/or Affiliates of Advisor (e.g., commercial real estate CLOs) where such Securitization Indebtedness would appear on such first Person’s consolidated balance sheet solely as a result of the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time; provided that for purposes of this clause a Person shall not be considered an Affiliate of another Person solely as a result of owning the most subordinate class(es) of any Securitization Indebtedness issued by such other Person.

2. Effectiveness. This Amendment is effective as of the Effective Date subject to receipt by Buyer of the following:

(a) Amendment. This Amendment, duly executed and delivered by Guarantor and Buyer.

(b) Responsible Officer Certificate. A signed certificate from a Responsible Officer of Guarantor certifying: (i) that no amendments have been made to the organizational documents of Guarantor since January 26, 2018, unless otherwise stated therein; and (ii) the authority of Guarantor to execute and deliver this Amendment and the other Transaction Documents to be executed and delivered in connection with this Amendment.

(c) Good Standing. Certificates of existence and good standing and/or qualification to engage in business for Guarantor.

(d) Fees. Payment by Seller of the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

3. Guarantor Representations. Guarantor hereby represents and warrants that all representations and warranties contained in Section 8 of the Guaranty are true and correct in all material respects (except such representations which by their terms speak as of a specified date).

4. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement and the Guarantee Agreement, as applicable.

5. Continuing Effect of Guarantee Agreement. As amended by this Amendment, all terms, covenants and provisions of the Guarantee Agreement are ratified and confirmed and shall remain in full force and effect.

6. Binding Effect; No Partnership; Counterparts. The provisions of the Guarantee Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

7. Further Agreements. Guarantor agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

8. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York pursuant to Sections 5-1401 and 5-1402 of the New York General Obligations Law without giving effect to the conflict of law principles thereof.

9. Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

10. References to Guarantee Agreement. All references to the Guarantee Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Guarantee Agreement as amended hereby, unless the context expressly requires otherwise.

11. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Buyer under the Guarantee Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Guarantee Agreement or any other Transaction Document by any of the parties hereto.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Third Amendment to Guarantee Agreement

GUARANTOR:

FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Edward T. Gallivan, Jr.
	Name:	Edward T. Gallivan, Jr.
	Title:	Chief Financial Officer

Signature Page to Third Amendment to Guarantee Agreement